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                                                                    EXHIBIT 21.1

                     SUBSIDIARIES OF DEL MONTE FOOD COMPANY

Company                             State of Incorporation       DBA Name

Del Monte Corporation               New York                     Del Monte Foods

Mike Mac IHC, Inc.                  Delaware                     -

Hi Continental Corporation          California                   -

Oak Grove Trucking Company          California                   -

Contadina Foods, Inc.               Delaware                     -

Del Monte Andina C.V.               Venezuela                    -